Exhibit 99.1

Mars Completes Acquisition of Heska, Global Provider of Advanced Veterinary Diagnostic and Specialty Solutions

Heska becomes part of Mars Petcare’s Science & Diagnostics division to broaden access to diagnostics and technology, accelerate R&D and innovation, and better serve more veterinary professionals and pets.

McLean, VA, June 13, 2023— Mars, Incorporated (“Mars”) today announced the successful completion of Mars’ acquisition of Heska. On April 3, 2023, the companies announced they had entered into a definitive agreement under which Mars agreed to acquire Heska for $120.00 per share.  Heska is now part of Mars Petcare’s Science & Diagnostics division, enabling broader coverage across diagnostics and technology, while accelerating R&D and expanding access globally to pet healthcare solutions.

Nefertiti Greene, President, Mars Science & Diagnostics, said: “It’s an honor to welcome Heska to the Science & Diagnostics division of Mars Petcare. Like us, Heska has grown into a purpose-driven business, supporting veterinary professionals globally. I am excited about what we can achieve with a full diagnostics portfolio across reference laboratories, point-of-care, imaging and technology solutions, rapid diagnostics, telemedicine and software solutions and services. We will continue to drive our R&D efforts to deliver innovative diagnostic solutions to help keep pets healthy, in service of our purpose: A Better World For Pets™.”

Advisors
Lazard served as Mars’ financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP acted as Mars’ legal advisor.

BofA Securities, Inc. and Piper Sandler & Co. served as Heska’s financial advisor, and Gibson, Dunn & Crutcher LLP acted as Heska’s legal advisor.

Media Contacts
Mars, Incorporated Media Inquiries:
Brunswick Group
Blake Sonnenshein/Sayagi Vallipuram
bsonnenshein@brunswickgroup.com / svallipuram@brunswickgroup.com

About Mars, Incorporated
Mars, Incorporated is driven by the belief that the world we want tomorrow starts with how we do business today. As a global, family-owned business, Mars is transforming, innovating, and evolving to make a positive impact on the world.

Across our diverse and expanding portfolio of quality confectionery, food, and pet care products and services, we employ 140,000+ dedicated Associates. With almost $45 billion in annual sales, we produce some of the world’s best-loved brands including Ben’s Original™, CESAR®, Cocoavia®, DOVE®, EXTRA®, KIND®, M&M’s®, SNICKERS®, PEDIGREE®, ROYAL CANIN®, and WHISKAS®. We are creating a better world for pets through our global network of pet hospitals and diagnostic services – including AniCura, Antech, BANFIELD™, BLUEPEARL™, Linnaeus, and VCA™ – using cutting edge technology to develop breakthrough programs in genetic health screening and DNA testing.  For more information about Mars, please visit Mars.com. Join us on Facebook, Twitter, Instagram, LinkedIn and YouTube.

About Mars Science & Diagnostics
Mars Science & Diagnostics is a division of Mars Petcare, a diverse business dedicated to one purpose: A Better World for Pets™. Science & Diagnostics brings together the power of leading pet health science with expertise across diagnostics, data, and technology to change outcomes in pet health. Our global veterinary diagnostics businesses Antech with Heska span point-of-care diagnostic laboratory instruments and consumables including rapid assay diagnostic products and digital cytology services; local and cloud-based data services; practice information management software and related software and support, reference laboratories, veterinary imaging and technology, education and telemedicine with board-certified specialist support services. Our at-home diagnostics offering includes Whistle with smart devices to monitor pet health and Wisdom Panel, the world’s most accurate pet DNA test. For 60 years our Waltham Petcare Science Institute has been advancing science to better understand pet health.